Exhibit 99.1

PRESS RELEASE	Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550
FOR IMMEDIATE RELEASE
Final for Approval		Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600
ALLIS-CHALMERS ENERGY REPORTS RECORD 2006 RESULTS
2006 net income increased 397% to $35.6 million, or $1.66 per diluted share
2006 income from operations increased 404% to $66.7 million
4th quarter income from operations increased 410% to $23.1 million
4thquarter net income increased 307% to $10.4 million, or $0.40 per diluted share
HOUSTON, TEXAS, March 8, 2007- Allis-Chalmers Energy Inc. (AMEX: ALY) today announced record results for the three months and year ended December 31, 2006.
     Revenues for the fourth quarter 2006 rose 240% to $114.1 million compared to $33.5 million for the fourth quarter of 2005. The increase in revenues was due to a combination of strategic acquisitions and organic growth initiatives that complemented Allis-Chalmers’ existing businesses and allowed the company to integrate and cross sell its products and services into new markets. During 2006, Allis-Chalmers completed five significant acquisitions, which helped provide opportunities to expand its customer base, open new operating locations, invest in new equipment, improve capacity utilization, and increase product and service offerings. These acquisitions also provided access to additional skilled operators and enhanced Allis-Chalmers’ management team.
     Income from operations grew 410% to $23.1 million for fourth quarter 2006, from $4.5 million in the fourth quarter of 2005. EBITDA increased 384% to $31.4 million for the fourth quarter of 2006, from $6.5 million in the fourth quarter of 2005. EBITDA is a non-GAAP item, and additional information and discussion regarding EBITDA is provided later in this release.
     Net income for the fourth quarter of 2006 attributed to common shares increased 307% to $10.4 million, or $0.40 per diluted share, compared to net income of $2.5 million, or $0.14 per diluted share, in the fourth quarter of 2005. Net income in the fourth quarter of 2006 includes approximately $820,000, or $0.02 per diluted share on an after-tax basis, in debt financing costs (both interest and amortization of fees) associated with the $300 million senior unsecured bridge loan agreement dated December 18, 2006, which was refinanced on January 29, 2007. The bridge loan was used to fund the acquisition of substantially all the assets of Oil & Gas Rental Services, Inc.

     Allis-Chalmers adopted FAS 123R on January 1, 2006 and recorded a non-cash stock compensation expense (which included expense for the issuance of restricted stock) of $756,000 or $0.02 per diluted share for the fourth quarter of 2006 and of $3.4 million or $0.12 per diluted share for the full-year. Weighted average shares of common stock outstanding on a diluted basis increased 46% to 26.1 million shares for the fourth quarter of 2006 from 17.9 million shares for the fourth quarter of 2005 primarily due to equity issuances relating to the company’s 2006 acquisitions. The provision for deferred taxes in the fourth quarter was accelerated due to the increase in profits and more rapid utilization of deferred tax assets, principally federal net operating loss tax carry-forwards.
     Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “Over the last several years our goal has been to establish a significant presence in segments of the oilfield service sector that are growing faster than the rig count while diversifying our revenue base to mitigate cyclical risk. Our solid results for the fourth quarter and full year of 2006 are a clear demonstration of our ability to successfully execute that growth strategy. Not only have we grown our operating income from $4.2 million in 2004 and $13.2 million in 2005, to $66.7 million in 2006, but we have achieved a more balanced mix of revenue sources generated from drilling services and production services, from oil and natural gas, from onshore and offshore operations, as well as from domestic and international operations. This diversification allowed us to achieve a 21% increase in operating income for the fourth quarter of 2006 compared to the third quarter of 2006, despite an increased competitive environment in two of our business segments.”
     “In 2006 we completed five significant acquisitions, including three that were substantially larger than any others in previous years,” added Mr. Hidayatallah. “The DLS acquisition in August 2006, which expanded our operations in Latin America, has performed very well and allowed us to benefit from the strong market condition in the region. Despite being affected negatively by a ten-day labor strike in Argentina, which affected the entire oil industry there, DLS contributed $8.1 million in operating income for the fourth quarter. Also, in December 2006, we completed our largest acquisition to date of substantially all the assets of Oil & Gas Rental Services, which is already making positive contributions.”
     Revenue for fiscal 2006 rose 192% to $307.3 million, compared to $105.3 million for fiscal 2005. Income from operations grew to $66.7 million in 2006 from $13.2 million during 2005, representing a 404% increase. Net income for 2006 rose 397% to $35.6 million, or $1.66 per diluted share, from net income of $7.2 million or $0.44 per diluted share in 2005. Weighted average shares of common stock outstanding on a diluted basis increased 32% to 21.4 million shares for 2006 from 16.2 million shares for 2005.
Segment Results:
•	Rental Tools. Operating income in the rental tools business segment rose to $7.4 million during the fourth quarter of 2006 from $520,000 in the fourth quarter of 2005, as revenue during the fourth quarter of 2006 grew to $15.2 million, compared to $1.6 million in the fourth quarter of 2005. The increase in rental tools revenues and operating income was due primarily to the successful integration of expanded inventory of quality rental tools resulting from the acquisition of Specialty Rental Tools, Inc. and enhanced marketing programs that increased utilization of rental tool inventory. This segment also benefited from the acquisition of substantially all the assets of Oil & Gas Rental Services, which was completed on December 18, 2006.
•	International Drilling. During the fourth quarter of 2006, Allis-Chalmers generated operating income of $8.1 million on revenues of $45.6 million. Results during the fourth quarter of 2006 were affected negatively by a ten-day general strike on the oil industry in Argentina in November 2006. Allis-Chalmers continues to make significant progress in integrating DLS Drilling, Logistics & Services Corporation, which was acquired on August 14, 2006 providing an entry point into the South American drilling, workover and production services market.
•	Directional Drilling. Operating income for Allis-Chalmers’ directional drilling services business segment increased 140% to $5.6 million from $2.3 million in the fourth quarter of 2005. Operating margin for this segment was 27% in the fourth quarter of 2006, compared to 20% during the fourth quarter of 2005. The directional drilling segment continues to experience robust demand and a strong pricing environment. Allis-Chalmers has been successful in retaining its experienced directional drillers, despite a competitive market for these highly skilled operators. Allis-Chalmers’ growth is also being driven by the investments made in six additional measurement-while-drilling (“MWD”) kits in 2006 and new operations in West Texas and Oklahoma. An additional six MWD units have been ordered for the first six months of 2007.
•	Casing & Tubing. Operating income for Allis-Chalmers’ casing and tubing services business segment increased to $2.6 million in the fourth quarter of 2006 from $1.0 million in the fourth quarter of 2005 due to investments made in additional equipment and the positive contribution from Rogers Oil Tool Services, Inc., which was acquired in April 2006. Compared to the third quarter of 2006, this segment was affected negatively by weaker demand and increased competition as well as the delay in certain equipment sales until the first quarter of 2007. Allis-Chalmers’ operations in Mexico continued to produce solid results, as revenue increased to $1.9 million for the fourth quarter of 2006, compared to $1.8 million in the fourth quarter of 2005.
•	Compressed Air Drilling. Operating income from Allis-Chalmers’ compressed air drilling business segment was down slightly in the fourth quarter of 2006 to $2.2 million from $2.3 million in the fourth quarter of 2005 due to a decrease in drilling activity in the West Texas market.
•	Production Services . Operating income in Allis-Chalmers’ production services division was $1.4 million in the fourth quarter of 2006 up from $31,000 in the fourth quarter of 2005. The improvement in operating income was due to improved utilization of equipment and the acquisition of Petro-Rentals, Incorporated in October 2006. During the fourth quarter of 2006,

Allis-Chalmers added two coil tubing units to this segment and has two additional units on order, which are scheduled to be received during the first four months of 2007.
Outlook & Guidance:
     The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential effect of any future capital transactions, such as business combinations, divestitures and financings, which may be completed after the date of this press release. In addition, Allis-Chalmers’ guidance ranges are based on the assumption that current market conditions in the company’s business segments will last through at least 2007. Any material change in market conditions in any of Allis-Chalmers’ business segments could affect guidance. The earnings per share estimates assumes 33,050,000 average fully-diluted shares in the first quarter, and 34,400,000 for the full year, of 2007. Guidance also includes a $1.2 million one-time charge for fees associated with the refinancing of the $300 million bridge loan on January 29, 2007 and higher interest expense in the month of January 2007 while the bridge loan was outstanding.

	First Quarter	Full Year
	2007 Estimate	2007 Estimate
Revenues:	$128.0 mm to $131.0 mm	$555.0 mm to $572.0 mm

EBITDA:	$43.8 mm to $45.9 mm	$195.0 mm to $205.9 mm

Earnings Per Share (on a fully-diluted basis):	$0.33 to $0.37	$1.70 to $1.90

Conference Call:
     Allis-Chalmers will host a conference call to discuss its 2006 fourth quarter financial results and recent developments at 10:30 a.m. Eastern ([9:30] a.m. Central) today, March 8, 2007. To participate in the call, please log on to www.alchenergy.com or dial (303) 275-2170 and ask for the Allis-Chalmers call at least 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through March 15, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11084824#. A web cast archive will also be available at www.alchenergy.com shortly after the call is concluded.
About Allis-Chalmers
     Allis-Chalmers Energy Inc., is a Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. Allis-Chalmers provides directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, Allis-Chalmers is a leading provider of drilling, completion, repair and related services. For more information, visit Allis-Chalmers’ website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward- Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation. Further information about the risks and uncertainties that may affect Allis-Chalmers are set forth in the company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in its other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Use of EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. Allis-Chalmers defines EBITDA accordingly for the purposes of this press release. However, EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Allis-Chalmers believes EBITDA is useful to an investor in evaluating the company’s operating performance because this measure:
•	is widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of Allis-Chalmers’ operations from period to period by removing the effect of its capital structure and asset base from its operating results; and

•	is used by management for various purposes, including as a measure of operating performance, in presentations to the board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation and to assess compliance in financial ratios, among others.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies.
Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.
Reconciliation of EBITDA to GAAP Net Income
($ in millions)

	For the Three Months
	Ended
	12/31/06	12/31/05
Net income	10.36	2.55
Depreciation and amortization	8.63	1.99
Interest expense, net	7.18	1.17
Income taxes	5.22	0.78

EBITDA(1)	31.39	6.49

(1)	EBITDA is after a non-cash expense of $0.8 million for the fourth quarter of 2006 for the expensing of stock options in accordance with SFAS 123R.

	Forward Guidance(1)
	1Q 07E	1Q 07E	2007E	2007E
	Lo case	Hi Case	Lo case	Hi Case
Net income	$10.8	$12.1	$58.3	$65.2
Depreciation and amortization	15.2	15.2	59.2	59.2
Interest expense, net	11.5	11.5	43.2	43.2
Income taxes	6.3	7.1	34.3	38.3

EBITDA	$43.8	$45.9	$195.0	$205.9

(1)	Based on 2007 Allis-Chalmers guidance range.
- tables to follow -

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Revenues	$114,068	$33,514	$307,304	$105,344

Cost of revenues
Direct costs	71,341	22,133	181,919	69,889
Depreciation	7,655	1,477	20,261	4,874

Total cost of revenues	78,996	23,610	202,180	74,763

Gross margin	35,072	9,904	105,124	30,581

General and administrative	10,996	4,856	35,536	15,576
Amortization	978	515	2,932	1,787

Income from operations	23,098	4,533	66,656	13,218

Other income (expense)
Interest, net	(7,178)	(1,167)	(19,263)	(4,397)
Other	(341)	(35)	(347)	186

Total other income (expense)	(7,519)	(1,202)	(19,610)	(4,211)

Net income before minority interest and income taxes	15,579	3,331	47,046	9,007

Minority interest in income of subsidiaries	—	—	—	(488)
Provision for income taxes	(5,223)	(785)	(11,420)	(1,344)

Net income	$10,356	$2,546	$35,626	$7,175

Net income per common share:
Basic	$0.41	$0.15	$1.73	$0.48

Diluted	$0.40	$0.14	$1.66	$0.44

Weighted average shares outstanding:
Basic	25,327	16,701	20,548	14,832

Diluted	26,097	17,929	21,410	16,238

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2006	2005
	(unaudited)
ASSETS

Cash and cash equivalents	$39,745	$1,920
Trade receivables, net	95,766	26,964
Inventory	28,615	5,945
Prepaid expenses and other	16,636	823

Total current assets	180,762	35,652

Property and equipment, net	554,258	80,574
Goodwill	125,835	12,417
Other intangible assets, net	32,840	6,783
Debt issuance costs, net	9,633	1,298
Other assets	4,998	631

Total assets	$908,326	$137,355

LIABILITIES AND STOCKHOLDERS EQUITY

Current maturities of long-term debt	$6,999	$5,632
Trade accounts payable	25,666	9,018
Accrued salaries, benefits and payroll taxes	10,888	1,271
Accrued interest	11,867	289
Accrued expenses	16,951	4,350
Accounts payable, related parties	—	60

Total current liabilities	72,371	20,620

Accrued post retirement benefit obligations	304	335
Long-term debt, net of current maturities	561,446	54,937
Other long-term liabilites	20,272	588

Total liabilities	654,393	76,480

Commitments and Contingencies

Stockholders’ Equity
Common stock	282	169
Capital in excess of par value	216,208	58,889
Retained earnings	37,443	1,817

Total stockholders’ equity	253,933	60,875

Total liabilities and stockholders’ equity	$908,326	$137,355

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION

	For the Three Months Ended		For the Years Ended
	December 30,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)
Revenue
Rental tools	$15,190	$1,560	$51,521	$5,059
International drilling	45,637	—	69,490	—
Directional drilling services	20,480	11,683	72,811	43,901
Casing and tubing services	13,097	8,336	50,887	20,932
Compressed air drilling services	10,997	8,978	43,045	25,662
Production services	8,667	2,957	19,550	9,790

	$114,068	$33,514	$307,304	$105,344

Operating income (loss)
Rental tools	$7,412	$520	$26,293	$1,300
International drilling	8,094	—	12,233	—
Directional drilling services	5,569	2,320	17,666	7,389
Casing and tubing services	2,645	979	12,544	4,994
Compressed air drilling services	2,193	2,281	10,810	5,612
Production services	1,400	31	2,137	(99)
General corporate	(4,215)	(1,598)	(15,027)	(5,978)

	$23,098	$4,533	$66,656	$13,218

Depreciation and amortization
Rental tools	$2,147	$106	$7,268	$492
International drilling	2,572	—	4,074	—
Directional drilling services	410	235	1,464	887
Casing and tubing services	1,172	588	3,908	2,006
Compressed air drilling services	821	540	3,057	1,946
Production services	1,084	308	2,005	912
General corporate	427	215	1,417	418

	$8,633	$1,992	$23,193	$6,661

Capital expenditures
Rental tools	$1,722	$157	$4,538	$435
International drilling	2,680	—	5,770	—
Directional drilling services	1,339	777	5,128	2,922
Casing and tubing services	3,180	1,977	10,980	5,207
Compressed air drilling services	1,414	4,167	7,716	7,008
Production services	3,521	618	5,253	1,514
General corporate	30	486	312	681

	$13,886	$8,182	$39,697	$17,767

####